UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Act of 1934

Date of Report (Date of earliest event reported)   April 24, 2008

WORLDGATE COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25755	23-2866697
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3190 Tremont Avenue Trevose, Pennsylvania	19053
(Address of Principal Executive Offices)	(Zip Code)

(215) 354-5100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04     Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 24, 2008, the Company received a notice, dated April 23, 2008, from YA Global Investments, L.P. (f/k/a Cornell Capital Partners, LP) (“YA”), holder of the Company’s convertible debentures, further clarifying their prior notice that had been received by the Company on April 8, 2008, as reported in the Company’s recent Form 10-K filed on April 17, 2008 (the “Form 10K”).  The April 8, 2008 notice had indicated that YA believed that the transaction between the Company and Aequus Technologies Corp. and Snap Telecommunications, Inc. (“Aequus”) as described in the Company’s Form 10K constituted an event of default under the debentures, however no further detail was provided.  The April 24, 2008 notice indicated that YA was now advising the Company that this transaction with Aequus and specifically the Company’s grant of an exclusive license for video relay and interpreting services in North America was a default of the terms of the debentures because it appeared to YA that such license constituted a sale of more than fifty percent of the Company’s assets and therefore a change of control as that term is defined in the debentures.  As with the prior notice, the Company has notified YA that it disputes this claim.  The Company has also notified YA that their right to accelerate payment as a result of this alleged claim is also disputed.  YA currently holds approximately $5.9 million principal amount of the Company’s convertible debentures.

Item 9.01     Financial Statements and Exhibits.

(d)           Exhibits.

                None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WORLDGATE COMMUNICATIONS, INC.

Date: April 29, 2008	/s/ Randall J. Gort
Randall J. Gort
Secretary